UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 24, 2010

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

1. Supplemental Indenture

On November 24, 2010, West Corporation (“West” or the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2014 Senior Notes Trustee”) under the indenture dated October 24, 2006 (the “2014 Senior Indenture”), by and among the Company, the guarantors named therein and the 2014 Senior Notes Trustee, relating to the Company’s 9 1/2% Senior Notes due 2014 (the “2014 Senior Notes”), entered into a supplemental indenture (the “Supplemental Indenture”) to amend certain terms of the 2014 Senior Indenture. The Company received the requisite consents to execute the Supplemental Indenture on November 23, 2010, pursuant to its previously announced tender offer and consent solicitation. The Supplemental Indenture effects the proposed amendments to the 2014 Senior Indenture as described in the Company’s previously disclosed Offer to Purchase and Consent Solicitation Statement, dated as of November 9, 2010 (the “Consent Solicitation”). The amendments to the 2014 Senior Indenture eliminated substantially all of the affirmative and restrictive covenants contained in the 2014 Senior Indenture governing the 2014 Senior Notes (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the 2014 Senior Notes when due) and certain events of default, modified or eliminated certain other provisions contained in the 2014 Senior Indenture governing the 2014 Senior Notes and provide for a shorter notice period required in connection with a voluntary redemption.

2. Senior Indenture and Senior Notes due 2019

General

On November 24, 2010, the Company issued $650 million aggregate principal amount of 7 7/8% senior notes that mature on January 15, 2019 (the “2019 Senior Notes”). The 2019 Senior Notes were issued pursuant to an indenture dated November 24, 2010 (the “2019 Senior Indenture”), by and among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. West has used the net proceeds from the issue and the sale of the 2019 Senior Notes to repurchase 2014 Senior Notes tendered pursuant to the Consent Solicitation, and make certain payments in connection with the consents.

Guarantees

The 2019 Senior Notes are guaranteed, jointly and severally, on an unsecured senior basis, by each of the Company’s domestic wholly-owned subsidiaries that guarantees the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”). Any of the Company’s subsidiaries that is released as a guarantor of the Senior Secured Credit Facilities will automatically be released as a guarantor of the 2019 Senior Notes.

Ranking

The 2019 Senior Notes are the Company’s unsecured senior obligations and rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the 2019 Senior Notes; rank equally in right of payment to all of the Company’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the 2019 Senior Notes; are effectively subordinated in right of payment to all of the Company’s existing and future secured debt (including obligations under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and are structurally subordinated to all obligations of each of the Company’s subsidiaries that is not a guarantor of the 2019 Senior Notes.

Similarly, the 2019 Senior Note guarantees are the unsecured senior obligations of the guarantors and rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the 2019 Senior Notes; rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the applicable guarantor’s guarantee of the 2019 Senior Notes; are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and are structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the 2019 Senior Notes.

Optional Redemption

At any time prior to November 15, 2014, the Company may redeem all or a part of the 2019 Senior Notes, including Additional Notes (as defined in the 2019 Senior Indenture), at a redemption price equal to 100% of the principal amount of 2019 Senior Notes redeemed plus the Applicable Premium (as defined in the 2019 Senior Indenture) as of, and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement (the “Additional Interest”), if any, to the date of redemption, subject to the rights of holders of 2019 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2014, the Company may redeem the 2019 Senior Notes, including Additional Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the 2019 Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of holders of 2019 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage

2014	103.938%

2015	101.969%

2016 and thereafter	100.000%

In addition, until November 15, 2013, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of 2019 Senior Notes, including Additional Notes, issued by it at a redemption price equal to 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of holders of 2019 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the 2019 Senior Indenture); provided that at least 65% of the sum of the aggregate principal amount of 2019 Senior Notes originally issued under the 2019 Senior Indenture and any Additional 2019 Senior Notes issued under the 2019 Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Change of Control

If the Company experiences a Change in Control (as defined in the 2019 Senior Indenture), the Company must give holders of the 2019 Senior Notes the opportunity to sell to the Company their notes at 101% of their face amount, plus accrued and unpaid interest.

Covenants

The 2019 Senior Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, make distributions in respect of or repurchase the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into certain transactions with the Company’s affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The 2019 Senior Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 2019 Senior Notes to become or to be declared due and payable.

3. Registration Rights Agreement

On November 24, 2010, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with respect to the 2019 Senior Notes described above in Section 2 of this Item 1.01. Pursuant to the Registration Rights Agreement, the Company has agreed that it will use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the 2019 Senior Notes as part of an offer to exchange freely tradable exchange notes for the 2019 Senior Notes (the “Exchange Offer”).

The Company is required to use its reasonable best efforts to cause the Exchange Offer to be completed or, if required, to have a shelf registration statement declared effective, within 365 days after the issue date of the 2019 Senior Notes.

If the Company fails to meet this target (a “Registration Default”), the annual interest rate on the 2019 Senior Notes will increase by 0.25%. The annual interest rate on the 2019 Senior Notes will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the Registration Default is corrected, the applicable interest rate on the 2019 Senior Notes will revert to the original level.

The foregoing descriptions of each of the Supplemental Indenture, the 2019 Senior Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Supplemental Indenture, the 2019 Senior Indenture and the Registration Rights Agreement, which are filed as Exhibits 10.1-10.3, respectively, to this current report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

Expiration and Results of the Consent Solicitation

On November 24, 2010, the Company announced that pursuant to the Consent Solicitation, it received tenders and consents from the holders of $502.35 million aggregate principal amount, or approximately 77.3%, of the 2014 Senior Notes before the expiration of the consent payment deadline, November 23, 2010, at 5:00 p.m. Eastern time (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the 2014 Senior Indenture, which have the effect of eliminating substantially all of the restrictive covenants contained in the Indenture governing the 2014 Senior Notes, and provides for a shorter notice period required in connection with a voluntary redemption. Additionally, pursuant to the terms of the tender offer, the Company has accepted for payment all 2014 Senior Notes tendered on or prior to the Consent Date and holders that tendered such 2014 Senior Notes will receive $1,051.25 per $1,000 in principal amount of the 2014 Senior Notes validly tendered.

The tender offer is scheduled to expire at Midnight Eastern time, on December 8, 2010, unless extended by the Company.

The press release related to the above-described matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Redemption of 2014 Notes

On November 24, 2010, the Company instructed the 2014 Senior Notes Trustee to deliver a notice of redemption to the holders of the remaining outstanding 2014 Senior Notes. The redemption date is December [9], 2010 (the “Redemption Date”) at a redemption price equal to 104.75%. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to, but not including, the Redemption Date.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Supplemental Indenture, dated as of November 24, 2010, 2010, by and among West Corporation, and The Bank of New York Mellon, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., with respect to West Corporation’s $650.0 million aggregate principal amount of 9 1/2% senior notes due October 15, 2014

10.2	Indenture, dated as of November 24, 2010, among West, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 7 7/8% senior notes due 2019

10.3	Registration Rights Agreement, dated as of November 24, 2010, among West, the guarantors named on the signature pages thereto and Deutsche Bank Securities, Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Press release, dated November 24, 2010, announcing results of the consent solicitation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: November 24, 2010	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer